Exhibit 5.1

TroyGould PC
1801 Century Park East, 16th Floor
Los Angeles, California 90067

July 24, 2018

Kindred Biosciences, Inc.
1555 Bayshore Highway, Suite 200
Burlingame, California 94010

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Kindred Biosciences, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the "Commission") on or about the date of this opinion letter, relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 3,300,000 shares of common stock of the Company, par value $0.0001 per share (the “Shares”), that are issuable by the Company pursuant to the Company’s 2014 Employee Stock Purchase Plan and 2018 Equity Incentive Plan (the “Plans”). Pursuant to a Rights Agreement, dated as of May 19, 2017 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, as rights agent (the “Rights Agent”), the Shares will be accompanied by rights to purchase shares of the Company’s Series A preferred stock, par value $0.0001 per share (the “Rights”), that will trade with the Shares prior to the occurrence of certain events, none of which has occurred as of the date of this opinion letter.
This opinion letter is furnished to you at your request and in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
In connection with this opinion letter, we have examined and relied upon originals or copies of: (1) the Registration Statement; (2) the Plans; (3) the Rights Agreement; (4) the Company's Amended and Restated Certificate of Incorporation, as amended to date; (5) the Company's Amended and Restated Bylaws, as amended to date; (6) resolutions of the Company’s Board of Directors pertaining to the Registration Statement, the Plans, the Shares, the Rights Agreement, the Rights, and related matters; and (7) such other documents, corporate records, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.
In connection with this opinion letter, we have also reviewed such matters of law as we considered necessary or appropriate as a basis for the opinions expressed below. However, the law covered by our opinions is limited to the internal laws of the State of Delaware (excluding any matters of municipal law or of any local agencies within such state) and we neither express nor imply any opinion with respect to any other laws or the laws of any other jurisdiction.

Exhibit 5.1

We undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein, whether based on a change in laws, a change in any fact relating to the Company, or any other circumstance. This opinion letter is limited to the matters expressly stated herein, and no opinions are to be inferred or may be implied beyond the opinions expressly set forth below. Without limiting the generality of the foregoing, we neither express nor imply any opinion regarding the contents of the Registration Statement or the related prospectuses, other than as expressly stated below with respect to the issuance of the Shares and the Rights.
Based upon and subject to the foregoing and the additional assumptions, qualifications, and limitations set forth below, we are of the opinion that:
1.    When issued, delivered and, if applicable, paid for in accordance with the terms of the Registration Statement and the Plans and pursuant to the grant notices and agreements that accompany the Plans, the Shares will be validly issued, fully paid, and nonassessable.
2.    The Rights, when issued with respect to the Shares described above in paragraph 1 and in accordance with the terms of the Rights Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
With your permission, we have made and relied upon the following assumptions, without any independent investigation or inquiry by us, and our opinions expressed above are subject to, and limited and qualified by the effect of, the following assumptions: (1) in connection with each issuance of any Shares, the Company will duly execute and deliver a stock certificate evidencing the Shares or, with respect to any Shares issued on an uncertificated basis, the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware; (2) all representations, warranties, and other statements as to factual matters that are contained in the documents that we reviewed in connection with this opinion letter (including, without limitation, the Registration Statement and the Plans) are accurate and complete, and all corporate records furnished to us by the Company are accurate and complete; (3) the Company will issue the Shares in accordance with the terms of the Registration Statement and the Plans and pursuant to the grant notices and agreements that accompany the Plans; (4) the Company will at all times reserve a sufficient number of shares of unissued Common Stock as is necessary to provide for the issuance of the Shares pursuant to the Plans, and the Company will at all times reserve a sufficient number of shares of unissued Common Stock and unissued Series A preferred stock to satisfy its obligations under the Rights Agreement; (5) the Rights Agreement constitutes the valid and binding obligation of the Rights Agent, enforceable against the Rights Agent in accordance with its terms; and (6) with respect to documents that we reviewed in connection with this opinion letter, all documents submitted to us as originals are authentic and complete; all documents submitted to us as certified, electronic, facsimile, or photostatic copies conform to the originals of such documents, and such original documents are authentic and complete; the signatures on all documents are genuine; and all natural persons who have executed any of the documents have the legal capacity to do so.
In addition, in rendering the opinion in paragraph 2 above with respect to the Rights, (1) we do not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that

Exhibit 5.1

time, (2) we assume that the members of the Board of Directors of the Company acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement, and (3) we address the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of the Rights Agreement or of the Rights issued thereunder would result in invalidating the Rights Agreement or the Rights in their entirety.
Our opinion in paragraph 2 above is subject to (a) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium, and other similar laws and court decisions relating to or affecting the rights and remedies of creditors, (b) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith, and fair dealing, and the discretion of the court before which a proceeding is brought, and (c) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy or otherwise illegal. Furthermore, we neither express nor imply any opinion in paragraph 2 above as to (1) any provision for liquidated damages, default interest, default charges, late charges, monetary penalties, make-whole premiums, or other economic remedies to the extent such provisions are deemed to constitute a penalty, (2) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (3) waivers of rights or defenses, (4) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (5) advance waivers of claims, defenses, rights granted by law, notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (6) waivers of broadly or vaguely stated rights, (7) provisions for exclusivity, election, or cumulation of rights or remedies, (8) provisions authorizing or validating conclusive or discretionary determinations, (9) grants of setoff rights, (10) proxies, powers, and trusts, or (11) the severability, if invalid, of provisions to the foregoing effect. We neither express nor imply any opinion regarding the validity, binding effect, or enforceability of any agreement except to the extent expressly stated above in this opinion letter.
This opinion letter is rendered to you solely in connection with the transactions contemplated by the Registration Statement and may not be relied upon for any other purpose. We consent to the filing with the Commission of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ TroyGould PC

3